Exhibit 99.1
Contact: Steve Martens
Vice President of Investor Relations
(630) 527-4344
MOLEX REPORTS FIRST QUARTER RESULTS
ORDERS INCREASE 26% SEQUENTIALLY
REVENUE INCREASES 18% SEQUENTIALLY
Lisle, Ill., USA – October 27, 2009 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported financial results for the quarter ended September 30, 2009 that exceeded previously issued guidance.

	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
USD millions, except per share data	2009	2009	2008
Revenue	$674.0	$570.6	$839.0
Net income (loss)	(11.6)	(219.7)	44.3
Earnings (loss) per share	(0.07)	(1.27)	0.25
Non-GAAP net income (loss)*	31.7	(16.5)	60.0
Non-GAAP earnings (loss) per share*	0.18	(0.09)	0.34

*	A reconciliation of non-GAAP measures can be found on page 4
Revenue for the September 2009 quarter of $674.0 million exceeded the high end of the outlook provided on September 21, 2009 of $665.0 million and increased 18% from the June 2009 quarter. The increase in local currency was 16%. Orders for the quarter were $724.4 million, an increase of 26% from the June 2009 quarter. Recovery in the data, consumer electronics and telecom markets exceeded expectations.
Net loss for the September 2009 quarter was $11.6 million, or $0.07 per share, compared with a net loss of $219.7 million, or $1.27 per share, for the June 2009 quarter. The range for the earnings per share outlook provided on September 21, 2009 was a loss of $0.08 to $0.12 per share.
On a non-GAAP basis, net income for the September 2009 quarter was $31.7 million, or $0.18 per share, compared with a net loss of $16.5 million, or $0.09 per share, in the June 2009 quarter. This result exceeded the upper end of the outlook for non-GAAP earnings per share of $0.16 per share. For the quarter, non-GAAP net income excluded a pretax restructuring charge of $55.9 million ($38.5 million after-tax or $0.22 per share) and a tax adjustment related to stock compensation of $4.8 million or $0.03 per share. The tax adjustment is primarily due to the reversal of a tax benefit for a significant number of employee stock options that expired unexercised during the quarter.

Molex Chief Executive Officer, Martin P. Slark, commented on the quarter, “We continue to see month over month improvements in revenue and orders in virtually all of our key markets. The increase in orders of 26% from the June quarter was the second consecutive quarter of increasing orders and gives us strong momentum going into the December quarter. Order rates in two key markets, consumer electronics and data, surpassed prior year levels. As in the June quarter, we saw significant operating leverage as gross margin benefited from the increase in revenue and ongoing cost containment actions. This is strong evidence that our restructuring program is yielding the intended results. Looking forward, we are assessing the sustainability of the recovery as well as the impact of rising raw material costs and the weaker dollar.”
Other financial highlights for the quarter ended September 30, 2009:
•	Gross profit margin improved to 28.4%, compared with 24.1% in the June 2009 quarter.

•	SG&A expense was $145.6 million, an increase of $8.9 million from the June 2009 quarter; unfavorable currency translation contributed $3.4 million to the increase.

•	Capital expenditures were $45.6 million or 6.8% of revenue.

•	The effective tax rate was (52.2)%. Excluding the impact from restructuring costs, asset impairments and the tax adjustment, the tax rate was 34.2%.

•	The Book-to-Bill ratio was 1.07.

•	Backlog was $304.2 million, an increase of $51.2 million from the June 2009 quarter.

•	Cash flow from operations was $70.6 million.

•	The term loan in Japan was refinanced during the quarter for a 3-year term at a fixed interest rate of 1.64%. The amount of the loan is 20 billion Japanese Yen.
Outlook
The Company estimates revenue in a range of $680 to $720 million for the December 2009 quarter. At this level of revenue, the Company expects earnings per share in a range of $0.11 to $0.15, assuming an effective tax rate of 30%. Included in these estimates is a pretax restructuring charge of approximately $19 million or $0.07 per share after-tax. Due to the limited visibility caused by current economic conditions, the Company will not provide full year guidance at this time.
Earnings Conference Call Information
A conference call will be held on Tuesday, October 27, 2009 at 4:00 pm central. Please dial (888) 680-0865 to participate in the conference call. International callers please dial (617) 213-4853. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 50811125. Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 6:00 pm central at (888) 286-8010 or (617) 801-6888 / pass code 27765123.
Other Investor Events
October 30, 2009 – Molex Incorporated Annual Meeting of Stockholders in Lisle, IL
December 2, 2009 – NASDAQ OMX 23rd Investor Program in London
December 3, 2009 – Credit Suisse 2009 Annual Technology Conference in Scottsdale, AZ

Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “projects,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; the risk that the value of our inventory may decline; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the availability of credit and general market liquidity; fluctuations in currency exchange rates; the financial condition of our customers; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups, the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities.
Other factors, risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2009 which is incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements. As a result, this release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Molex Incorporated is a 71-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 41 manufacturing locations in 17 countries. The Molex website is www.molex.com.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Non-GAAP Measures
(in thousands, except per share data)

	Sept. 30,	June 30,	Sept. 30,
	2009	2009	2008
Three months ended:
Net income (loss)	$(11,595)	$(219,740)	$44,297
Restructuring costs and asset impairments	38,547	32,224	15,666
Tax adjustment – stock compensation	4,795	—	—
Goodwill impairment	—	171,000	—

Non-GAAP net income (loss)	$31,747	$(16,516)	$59,963

Earnings (loss) per share	$(0.07)	$(1.27)	$0.25
Restructuring costs and asset impairments	0.22	0.19	0.09
Tax adjustment – stock compensation	0.03	—	—
Goodwill impairment	—	0.99	—

Non-GAAP earnings (loss) per share	$0.18	$(0.09)	$0.34

Non-GAAP net income (loss) and non-GAAP earnings (loss) per share are non-GAAP financial measures. We refer to Non-GAAP net income (loss) and non-GAAP earnings (loss) per share to describe earnings and earnings per share excluding the items referenced above. We believe that Non-GAAP net income (loss) and non-GAAP earnings (loss) per share provide useful information to investors because both provide information about the estimated financial performance of Molex’s ongoing business. Non-GAAP net income (loss) and non-GAAP earnings (loss) per share are used by management in its financial and operational decision-making and evaluation of overall operating performance and segment level core operating performance. Non-GAAP net income (loss) and non-GAAP earnings (loss) per share may be different from similar measures used by other companies.

Molex Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	Sept. 30,	June 30,
	2009	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$520,999	$424,707
Marketable securities	9,132	43,234
Accounts receivable, less allowances of $37,850 and $32,593 respectively	614,900	528,907
Inventories	350,220	354,337
Deferred income taxes	25,068	27,939
Other current assets	88,679	68,449

Total current assets	1,608,998	1,447,573
Property, plant and equipment, net	1,093,780	1,080,417
Goodwill	127,372	128,494
Non-current deferred income taxes	105,094	89,332
Other assets	192,205	196,341

Total assets	$3,127,449	$2,942,157

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and short-term loans	$16,777	$224,340
Accounts payable	308,514	266,633
Accrued expenses	277,399	218,429
Income taxes payable	14,642	4,750

Total current liabilities	617,332	714,152
Other non-current liabilities	20,332	21,862
Accrued pension and postretirement benefits	118,143	113,268
Long-term debt	303,190	30,311

Total liabilities	1,058,997	879,593

Commitments and contingencies

Stockholders’ equity:
Common stock	11,164	11,138
Paid-in capital	610,476	601,459
Retained earnings	2,317,910	2,355,991
Treasury stock	(1,091,755)	(1,089,322)
Accumulated other comprehensive income	220,657	183,298

Total stockholders’ equity	2,068,452	2,062,564

Total liabilities and stockholders’ equity	$3,127,449	$2,942,157

Molex Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	September 30,
	2009	2008
Net revenue	$674,033	$838,985
Cost of sales	482,614	589,513

Gross profit	191,419	249,472

Selling, general and administrative	145,628	166,351
Restructuring costs and asset impairments	55,894	21,778

Total operating expenses	201,522	188,129

Income (loss) from operations	(10,103)	61,343

Interest (expense) income, net	(1,000)	1,193
Other income	3,484	2,607

Total other income, net	2,484	3,800

Income (loss) before income taxes	(7,619)	65,143

Income taxes	3,976	20,846

Net (loss) income	$(11,595)	$44,297

Earnings (loss) per share:
Basic	$(0.07)	$0.25
Diluted	$(0.07)	$0.25

Dividends declared per share	$0.1525	$0.1525

Average common shares outstanding:
Basic	173,486	176,911
Diluted	173,486	177,594

Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	September 30,
	2009	2008
Operating activities:
Net (loss) income	$(11,595)	$44,297
Add non-cash items included in net (loss) income:
Depreciation and amortization	60,589	63,513
Share-based compensation	7,092	6,230
Non-cash restructuring and other costs, net	13,191	2,672
Other non-cash items	6,625	6,854
Changes in assets and liabilities, excluding the effects of foreign
Currency adjustment and acquisitions:
Accounts receivable	(72,586)	(25,761)
Inventories	1,482	(22,847)
Accounts payable	32,131	(24,732)
Other current assets and liabilities	35,551	47,090
Other assets and liabilities	(1,862)	(8,340)

Cash provided from operating activities	70,618	88,976

Investing activities:
Capital expenditures	(45,634)	(45,292)
Proceeds from sales of property, plant and equipment	3,192	2,665
Proceeds from sales or maturities of marketable securities	35,303	3,858
Purchases of marketable securities	(958)	(2,834)
Acquisitions, net of cash acquired	—	(53,446)
Other investing activities	(355)	(187)

Cash used for investing activities	(8,452)	(95,236)

Financing activities:
Proceeds from revolving credit facility and short term loans	90,000	58,000
Payments on revolving credit facility	(40,000)	(15,000)
Proceeds from issuance of long-term debt	—	187
Payment of long-term debt	(196)	—
Cash dividends paid	(26,486)	(19,962)
Exercise of stock options .........................................	266	983
Excess tax benefits from share-based compensation	—	426
Purchase of treasury stock	—	(38,846)
Other financing activities	(700)	(766)

Cash provided from (used for) financing activities	22,884	(14,978)

Effect of exchange rate changes on cash	11,242	(15,248)

Net increase (decrease) in cash and cash equivalents	96,292	(36,486)
Cash and cash equivalents, beginning of period	424,707	475,507

Cash and cash equivalents, end of period	$520,999	$439,021